Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG REVENUE AND EARNINGS GROWTH
IN FIRST QUARTER 2008

-- 2008 Outlook Reaffirmed --

MADISON, N.J., APRIL 21, 2008—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2008, income from continuing operations was $141 million, or $0.72 per diluted share, compared to $108 million, or $0.55 per diluted share, in the first quarter of 2007. Included in the results for the first quarter of 2007 were special charges of $0.04 per diluted share principally associated with workforce reductions.

First quarter revenues were $1.8 billion, an increase of 16.9% compared to the prior-year level. The inclusion of AmeriPath, which the company acquired on May 31, 2007, increased consolidated revenues by 13%. Clinical testing revenues increased by 17.1% compared to the prior year. Revenue per requisition increased 10.8% and clinical testing volume, measured by the number of requisitions, increased 5.6% . The acquisition of AmeriPath increased revenue per requisition by 7.8% and clinical testing volume by 5.8% .

“Quest Diagnostics generated strong growth in the first quarter, with a 17% increase in revenues and a 31% increase in earnings per share,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We are making good progress executing our plans, driving profitable revenue growth, continuing to reduce our cost structure and improve efficiency, and further aligning our AmeriPath business with Quest Diagnostics.”

Dr. Mohapatra continued: “We also produced double-digit revenue growth in our near-patient, or point-of-care, testing business and opened our lab in India. We completed the first quarter firmly on track to meet our growth commitments for 2008.”

Bad debt expense as a percentage of revenues was 4.8%, compared to 4.4% at the end of the first quarter of 2007. Days sales outstanding were 48 days, unchanged from the fourth quarter of 2007. Cash flow from operations was $158 million, compared to $152 million in the first quarter of 2007. During the quarter, the company reduced debt by $113 million, and made capital expenditures of $47 million.

Outlook for 2008 Reaffirmed
For the full year 2008, the company continues to expect results from continuing operations as follows: earnings per diluted share of between $3.00 and $3.20, revenue growth of approximately 9%, and operating income to approach 17% of revenues. Over the same period, the company expects cash from operations to approximate $900 million and capital expenditures of between $280 million and $300 million. These estimates exclude potential special charges.

Quest Diagnostics will hold its first quarter conference call on April 21, 2008 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 210-839-8500, passcode 3214469 and via the Internet at: www.questdiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on April 21 through 11 P.M. on May 19, 2008 to investors in the U.S. by dialing 866-431-7950. Investors outside the U.S. may dial 203-369-0981. No password is required for either number.

About Quest Diagnostics
Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Quest Diagnostics maintains the largest private clinical laboratory data warehouse in the United States. The data is used to generate Quest Diagnostics Health TrendsTM, which identifies and tracks disease and wellness benchmarks, and the Drug Testing Index®, which is published as a public service for government, media and industry and has been considered a benchmark for national drugs-of-abuse trends since its inception in 1988. Additional company information is available at www.questdiagnostics.com.

About Quest Diagnostics’ Campaign to Challenge Colorectal Cancer
Quest Diagnostics recently launched a new education campaign aimed at breaking down barriers to compliance with tests used to screen for colorectal cancer. The goal of the new campaign is to have five million people complete their annual testing over the next five years. The Challenge urges individuals to talk to their healthcare providers about annual colorectal cancer screening using the InSure(R) FIT(TM) take-home test. Medical experts advise that anyone at age 50 or older at average risk should, as one of their screening options, be screened annually with an FOBT or FIT for this disease. To learn more about the Challenge and InSure FIT, please visit www.DoYouHaveTheGuts.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I, Item 1, “Risk Factors” and “Cautionary Factors that May Affect Future Results” in Item I, Part 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the company’s 2007 Annual Report on Form 10-K and other items throughout the Form 10-K and the company’s Current Reports on Form 8-K.

-Table Follows-

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2008 and 2007
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended
	March 31,

	2008	2007

Net revenues	$1,784.6	$1,526.2

Operating costs and expenses:
Cost of services	1,058.6	931.8
Selling, general and administrative	435.1	384.8
Amortization of intangible assets	9.3	4.5
Other operating expense, net	1.3	4.2
Total operating costs and expenses	1,504.3	1,325.3

Operating income	280.3	200.9

Other income (expense):
Interest expense, net	(47.6)	(26.5)
Minority share of income	(7.1)	(6.1)
Equity earnings in unconsolidated joint ventures	8.0	6.9
Other (expense) income, net	(1.0)	1.9
Total non-operating expenses, net	(47.7)	(23.8)

Income from continuing operations before taxes	232.6	177.1
Income tax expense	91.9	69.6
Income from continuing operations	140.7	107.5
Loss from discontinued operations, net of taxes	(1.1)	(1.6)
Net income	$139.6	$105.9

Earnings per common share - basic:
Income from continuing operations	$0.72	$0.56
Loss from discontinued operations	-	(0.01)
Net income	$0.72	$0.55

Earnings per common share – diluted:
Income from continuing operations	$0.72	$0.55
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.71	$0.54

Weighted average common shares outstanding:
Basic	194.1	193.4
Diluted	195.8	195.3

Operating income as a percentage of net revenues	15.7%	13.2%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(in millions, except per share data)

	March 31,	December 31,
	2008	2007
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$170.0	$167.6
Accounts receivable, net	947.7	882.0
Inventories	97.4	95.2
Deferred income taxes	153.6	149.8
Prepaid expenses and other current assets	95.9	79.8
Total current assets	1,464.6	1,374.4
Property, plant and equipment, net	906.1	912.0
Goodwill, net	5,229.7	5,220.1
Intangible assets, net	884.1	886.7
Other assets	161.8	172.5
Total assets	$8,646.3	$8,565.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,143.9	$1,124.7
Short-term borrowings and current portion of long-term debt	48.8	163.6
Total current liabilities	1,192.7	1,288.3
Long-term debt	3,378.7	3,377.2
Other liabilities	572.9	576.0
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both March 31,2008 and December 31, 2007;
214.1 and 213.7 shares issued at March 31, 2008 and
December 31, 2007, respectively	2.1	2.1
Additional paid-in capital	2,223.9	2,210.8
Retained earnings	2,177.9	2,057.7
Accumulated other comprehensive income	51.6	25.3
Treasury stock, at cost; 19.3 and 19.7 shares at March 31,
2008 and December 31, 2007, respectively	(953.5)	(971.7)
Total stockholders’ equity	3,502.0	3,324.2
Total liabilities and stockholders’ equity	$8,646.3	$8,565.7

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2007
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Cash flows from operating activities:
Net income	$139.6	$105.9
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	65.3	50.3
Provision for doubtful accounts	86.0	67.5
Stock-based compensation expense	21.2	16.1
Deferred income tax benefit	(2.6)	(8.8)
Minority share of income	7.1	6.1
Excess tax benefits from stock-based compensation arrangements	(0.6)	(4.2)
Other, net	(3.4)	1.3
Changes in operating assets and liabilities:
Accounts receivable	(151.8)	(94.0)
Accounts payable and accrued expenses	(48.5)	(45.4)
Integration, settlement and other special charges	(2.4)	(2.1)
Income taxes payable	69.0	67.9
Other assets and liabilities, net	(21.0)	(9.1)
Net cash provided by operating activities	157.9	151.5

Cash flows from investing activities:
Business acquisitions, net of cash acquired	22.8	(306.6)
Capital expenditures	(46.9)	(40.1)
Decrease in investments and other assets	6.9	0.8
Net cash used in investing activities	(17.2)	(345.9)

Cash flows from financing activities:
Repayments of debt	(135.5)	(128.3)
Proceeds from borrowings	20.0	450.0
Decrease in book overdrafts	(4.7)	(10.2)
Purchases of treasury stock	-	(105.0)
Exercise of stock options	6.4	17.6
Excess tax benefits from stock-based compensation arrangements	0.6	4.2
Dividends paid	(19.4)	(19.4)
Distributions to minority partners	(5.7)	(4.7)
Financing costs paid	-	(1.0)
Net cash (used in) provided by financing activities	(138.3)	203.2

Net change in cash and cash equivalents	2.4	8.8

Cash and cash equivalents, beginning of period	167.6	149.6

Cash and cash equivalents, end of period	$170.0	$158.4

Cash paid during the period for:
Interest	$58.9	$20.3
Income taxes	$24.8	$9.3

Notes to Financial Tables

1) The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended
	March 31,
	2008	2007

Income from continuing operations	$140.7	$107.5
Loss from discontinued operations	(1.1)	(1.6)
Net income available to common stockholders – basic and diluted	$139.6	$105.9

Weighted average common shares outstanding - basic	194.1	193.4

Effect of dilutive securities:
Stock options, restricted common shares and performance share units	1.7	1.9

Weighted average common shares outstanding - diluted	195.8	195.3

Earnings per common share - basic:
Income from continuing operations	$0.72	$0.56
Loss from discontinued operations	-	(0.01)
Net income	$0.72	$0.55

Earnings per common share - diluted:
Income from continuing operations	$0.72	$0.55
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.71	$0.54

2)	Results for the first quarter of 2007 include pre-tax charges of $10.7 million associated with workforce reductions in response to reduced volume levels. Of these costs, $3.9 million and $6.8 million, respectively, were included in cost of services and selling, general and administrative expenses.

3)	Other operating expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the three months ended March 31, 2007, other operating expense, net includes a $4.0 million charge related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

4)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the quarter ended March 31, 2008, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended
	March 31, 2008

	Consolidated		Revenue
	Revenue	Volume	per Requisition
	Growth	Growth	Growth

Reported:	16.9%	5.6%	10.8%

Impact on comparisons to prior year of:
Impact of contract change	(0.8)%	(1.6)%	0.4%
Acquisitions:
AmeriPath	13.0%	5.8%	7.8%
Other	0.5%	-	-
Drugs of abuse testing	(0.1)%	(0.8)%	0.6%